Exhibit 99.2

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-004		Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES OFFERING OF $450,000,000 OF SENIOR NOTES

March 14, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that it intends to offer, subject to market and other conditions, approximately $450,000,000 in aggregate principal amount of senior notes due 2021 (the “Senior Notes”) pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds from the Senior Notes offering to fund all of its obligations under its pending cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.000% senior notes due 2017 (the “8.000% Notes”) and related consent solicitation. To the extent less than all of the outstanding 8.000% Notes are tendered or the Tender Offer is not consummated, the Company intends to use net proceeds from this offering to redeem any of the 8.000% Notes that remain outstanding. The remaining net proceeds will be used for general corporate purposes, which may include retirement of other debt or funding for the acquisition, construction or retrofit of vessels.

The Senior Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. The Senior Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135C under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 79 vessels primarily serving the energy industry and has 24 additional high-spec Upstream vessels contracted, approved or under construction for delivery on various dates through 2015.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the proposed issuance of Senior Notes and the use of proceeds thereof and the construction of certain vessels. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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